EXHIBIT 99.1

For Immediate Release

January 22, 2004	02/04

CHITTENDEN REPORTS HIGHER EARNINGS; ANNOUNCES QUARTERLY DIVIDEND

Burlington, VT — Chittenden Corporation (NYSE:CHZ) Chairman, President and Chief Executive Officer, Paul A. Perrault, today announced higher earnings for the year ended December 31, 2003, of $74.8 million or $2.07 per diluted share, compared to $63.7 million or $1.96 a year ago. For the fourth quarter of 2003, net income was $0.53 per diluted share, compared to the $0.55 per diluted share earned in the fourth quarter of 2002. The prior quarter amount exceeded the current quarter primarily due to higher gains on sales of securities in 2002. Chittenden also announced its quarterly dividend of $0.20 per share. The dividend will be paid on February 13, 2004, to shareholders of record on January 30, 2004.

In making the announcement, Perrault said, “The past year has been a busy one at Chittenden. In addition to our primary focus of delivering top quality service to our customers, we completed the Granite acquisition in the first quarter and there has been significant activity behind the scenes in preparation for our IT conversion this coming spring. I am encouraged by our progress on this important project as well as with the financial results that we have achieved during 2003.”

On February 28, 2003, Chittenden completed its acquisition of Granite Bank, a $1.1 billion commercial bank headquartered in Keene, NH for $123 million in cash and approximately 4.4 million shares of Chittenden stock valued at $116 million. Accordingly, Granite Bank’s operations are reflected in Chittenden’s consolidated financial statements from the date of acquisition.

Total loans increased $43 million from September 30, 2003 and $751 million from December 31, 2002. The increase from a year ago was primarily attributable to the acquisition of Granite, which contributed approximately $626 million of total loans at the date of acquisition. The increase from last quarter was due to continued growth in the Company’s commercial and commercial real estate loan portfolios. The Company experienced its normal seasonal decline in municipal loans and a continued reduction in residential real estate and consumer loans due to higher than normal prepayment speeds on these portfolios.

Total deposits increased $844 million from a year ago and declined $48 million from last quarter. The increase from a year ago was primarily a result of the Granite acquisition, which contributed $783 million in deposits at the date of acquisition. The decrease from last quarter is primarily related to the seasonal drop in municipal and captive insurance deposits, which was partially offset by an increase in demand deposits. Borrowings declined from last quarter due to the early redemption of $77 million of FHLB advances, which had an effective rate of 3.50%.

The Company’s net interest margin for the fourth quarter of 2003 was 4.14%, compared with 3.98% for the third quarter of 2003 and 4.38% for the same period of 2002. The increase on a linked quarter basis is primarily related to the recognition of additional accelerated fair value adjustments of $1.7 million in the third quarter which were driven by heavy prepayments on Granite’s residential mortgages. Excluding the effect of the accelerated fair value adjustment, the net interest margin was 4.11% in the third quarter of 2003. The net interest margin for the year ended December 31, 2003 was 4.12% as

For Immediate Release

compared to 4.53% for 2002. The decrease from 2002 is a result of the Granite acquisition and the overall reduction in market interest rates. On a pro forma basis the net interest margin without Granite for the fourth quarter of 2003 was 4.21% and for 2003 was 4.33%.

Net charge-offs as a percentage of average loans were 8 basis points in the fourth quarter and 16 basis points for the year ended December 31, 2003, compared to 7 basis points and 28 basis points for the respective periods in 2002. Net charge-off activity on a year-to-date basis totaled $5.8 million compared with $8.4 million in 2002. Nonperforming assets decreased $3.6 million from September 30, 2003 to $14.4 million at December 31, 2003 and as a percentage of total loans declined to 39 basis points compared to 49 basis points in the third quarter and 50 basis points at year end 2002. As a percentage of loans, the allowance for loan losses was 1.54%, down from 1.61% at September 30, 2003 and 1.62% at December 31, 2002.

The provision for loan losses was $7.2 million in 2003 compared to $8.3 million in 2002. For the fourth quarter, the provision was $1.0 million in 2003 compared to $2.1 million in the third quarter of 2003 and $2.3 million for the fourth quarter of 2002. The lower provision in the fourth quarter of 2003 was primarily due to the reduction in the annual level of net charges-offs as well as continued improvement in the Company’s overall credit quality and the general economic environment.

Noninterest income was $23.0 million for the fourth quarter of 2003, compared with $25.0 million for the third quarter and $19.6 million for the same period a year ago. The decline from the third quarter was primarily attributable to lower gains on sales of mortgage loans and mortgage servicing income. The increase in market interest rates during the second half of 2003 significantly slowed mortgage originations and resulted in lower volumes of mortgage loans sold. Mortgage-servicing income declined in the fourth quarter primarily due to lower impairment recoveries of $1.8 million, which was partially offset by lower MSR amortization. The increase in other noninterest income of $757,000 on a linked quarter basis was attributable to gains on sales of real estate related to branch locations being consolidated. In addition, gains on the sales of securities of $3.0 million were offset by prepayment penalties on the redemption of FHLB borrowings of $916,000 and $2.2 million in conversion and restructuring charges, which were reported as part of noninterest expense.

Noninterest expenses were $48.1 million for the fourth quarter of 2003, compared to $46.9 million for the third quarter and $39.9 million for the fourth quarter of 2002. Conversion and restructuring charges of $2.2 million were recognized in the fourth quarter of 2003. These were comprised of $378,000 in additional technology expenses related to the Company’s second quarter announcement that it would convert its core data processing systems and $1.8 million of restructuring charges. The restructuring charges were associated with the Company’s plan to consolidate 11 branches and close 30 offsite ATMs, as well as to recognize severance for related staff reductions. Salaries and employee benefits decreased $1.2 million from the third quarter of 2003 and increased $4.7 million from the fourth quarter of 2002. Granite represented $3.4 million of the increase from a year ago, while higher commissions and sales based incentive expenses accounted for $1.3 million. Other increases driven by the Granite acquisition were noted in occupancy expense ($470,000) and amortization of intangibles ($407,000) related to the Granite core deposit and customer list intangibles.

Effective income tax rates for 2003 were 34.8% for the fourth quarter and 35.8% year to date compared to 35.4% and 34.9% for the respective periods in 2002. The lower effective tax rate in the fourth quarter

For Immediate Release

of 2003 was a result of the recovery of prior year tax reserves that were no longer necessary. The increase year over year was primarily attributable to the Granite acquisition.

The return on average equity was 13.90% for 2003, compared with 16.12% for 2002. The decline from a year ago is primarily due to the issuance of additional equity of $116 million in the Granite acquisition. The return on average assets for 2003 was 1.29%, compared with 1.40% for 2002. The ROE and ROA without Granite for 2003 would have been 15.32% and 1.38% respectively.

Kirk W. Walters, Executive Vice President and Chief Financial Officer of Chittenden Corporation, will host a conference call on January 22, 2004 at 10:30 am eastern time to discuss these earnings results. Interested parties may access the conference call by calling 877-375-2162 or 973-872-3100 in the New York City area. Participants are asked to call in a few minutes prior to the call in order to register. Internet access to the call is also available (listen only) by going to the Investors’ Resource section of the Company’s website at https://www.chittendencorp.com. A replay of the call will be available through January 29, 2004, by calling 877-519-4471 or 973-341-3080 in the New York City area (pin number is 4438541) or by going to the chittendencorp.com website. The Company may answer one or more questions concerning business and financial developments and trends and other business. Some of the responses to these questions may contain information that has not been previously disclosed.

Chittenden is a bank holding company headquartered in Burlington, Vermont. Through its subsidiary banks1, the Company offers a broad range of financial products and services to customers throughout Northern New England and Massachusetts, including deposit accounts and services; commercial and consumer loans; insurance; and investment and trust services to individuals, businesses, and the public sector. Chittenden Corporation news releases, including earnings announcements, are available on the Company’s website or via fax by calling 800-758-5804. The six-digit code is 124292.

This press release contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of Section 21E of the Securities Exchange Act of 1934. Chittenden intends for these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions. These forward-looking statements are based on current plans and expectations, which are subject to a number of risk factors and uncertainties that could cause future results to differ from historical performance or future expectations. For further information on these risk factors and uncertainties, please see page 1 of Chittenden’s December 31, 2002 annual report filed on Form 10-K.

[1]	Chittenden’s subsidiaries are Chittenden Bank, The Bank of Western Massachusetts, Flagship Bank and Trust Company, Maine Bank & Trust Company, Ocean National Bank, and Granite Bank. Chittenden Bank also operates under the name Mortgage Service Center, and it owns Chittenden Insurance Group, and Chittenden Securities, Inc. Granite Bank operates an insurance agency subsidiary under the name GSBI Insurance Group.

CHITTENDEN CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In Thousands)

	12/31/03	9/30/03	6/30/03	3/31/03	12/31/02
ASSETS
Cash and Cash Equivalents	$174,939	$209,697	$212,674	$190,537	$192,142

Securities Available For Sale	1,588,151	1,653,111	1,769,715	1,714,494	1,497,111
FHLB Stock	20,753	24,352	24,356	24,356	17,030
Loans Held For Sale	25,262	95,777	97,500	98,578	94,874

Loans:
Commercial	658,615	633,221	632,816	625,177	568,224
Municipal	87,080	106,512	54,917	82,005	77,820
Real Estate:
Residential	1,148,108	1,155,832	1,199,021	1,238,315	861,706
Commercial	1,430,945	1,375,027	1,324,943	1,314,095	1,103,897
Construction	140,801	143,515	113,044	96,859	85,512

Total Real Estate	2,719,854	2,674,374	2,637,008	2,649,269	2,051,115
Consumer	259,135	267,615	272,085	272,159	276,704

Total Loans	3,724,684	3,681,722	3,596,826	3,628,610	2,973,863
Less: Allowance for Loan Losses	(57,464)	(59,171)	(57,591)	(56,708)	(48,197)

Net Loans	3,667,220	3,622,551	3,539,235	3,571,902	2,925,666

Accrued Interest Receivable	29,124	29,277	30,208	32,255	27,992
Other Real Estate Owned	100	52	30	37	158
Other Assets	62,977	61,451	46,571	48,737	35,269
Premises and Equipment, net	75,179	75,624	73,742	72,524	57,074
Mortgage Servicing Rights	12,265	10,615	8,686	9,306	8,491
Identified Intangibles	22,733	23,488	24,243	28,282	9,480
Goodwill	216,431	216,431	215,721	205,579	55,257

Total Assets	$5,895,134	$6,022,426	$6,042,681	$5,996,587	$4,920,544

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits:
Demand	$898,920	$880,354	$864,526	$799,506	$684,077
Savings	517,789	523,497	512,775	503,415	400,616
NOW	899,018	912,563	923,572	874,439	578,272
CMAs/ Money Market	1,604,138	1,617,176	1,468,731	1,491,329	1,540,267
Certificates of Deposit less than $100,000	789,066	822,634	848,320	874,722	691,467
Certificates of Deposit $100,000 and Over	260,960	262,137	249,250	270,627	231,393

Total Deposits	4,969,891	5,018,361	4,867,174	4,814,038	4,126,092

Securities Sold Under Agreements to Repurchase	78,980	79,510	104,543	120,050	44,238
Other Borrowings	83,454	160,857	294,484	308,547	129,416
Company Obligated, Mandatorily Redeemable Securities Of Subsidiary Trust	125,000	125,000	125,000	125,000	125,000
Accrued Expenses and Other Liabilities	58,277	64,427	83,829	77,627	77,006

Total Liabilities	5,315,602	5,448,155	5,475,030	5,445,262	4,501,752

Stockholders’ Equity:
Common Stock	40,142	40,134	40,135	40,135	35,749
Surplus	256,947	256,215	255,973	256,057	145,191
Retained Earnings	341,441	329,035	316,472	305,140	294,943
Treasury Stock, at cost	(78,579)	(80,951)	(81,543)	(83,254)	(85,382)
Accumulated Other Comprehensive Income:
Unrealized Gains on Securities Available for Sale	15,203	25,610	36,375	33,388	28,573
Accrued Minimum Pension Liability, net of tax	—	—	(3,829)	(4,058)	(4,284)
Directors Deferred Compensation to be Settled in Stock	4,413	4,266	4,111	3,963	4,052
Unearned Portion of Employee Restricted Stock	(35)	(38)	(43)	(46)	(50)

Total Stockholders’ Equity	579,532	574,271	567,651	551,325	418,792

Total Liabilities and Stockholders’ Equity	$5,895,134	$6,022,426	$6,042,681	$5,996,587	$4,920,544

CHITTENDEN CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In Thousands, except for per share amounts)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2003	2002	2003	2002
Interest Income:
Loans	$49,878	$47,404	$199,436	$194,121
Investment Securities:
Taxable	17,176	18,173	71,551	64,238
Tax-favored	13	187	162	491
Short-term Investments	71	44	293	169

Total Interest Income	67,138	65,808	271,442	259,019

Interest Expense:
Deposits	8,507	12,994	41,172	58,813
Borrowings	2,277	2,710	12,207	7,591

Total Interest Expense	10,784	15,704	53,379	66,404

Net Interest Income	56,354	50,104	218,063	192,615
Provision for Loan Losses	1,025	2,250	7,175	8,331

Net Interest Income after Provision for Loan Losses	55,329	47,854	210,888	184,284

Noninterest Income:
Investment Management Income	4,321	3,851	15,956	15,601
Service Charges on Deposits	4,686	4,107	18,396	16,026
Mortgage Servicing Income (Loss)	592	(6,875)	281	(6,442)
Gains on Sales of Loans, Net	4,272	3,366	21,765	10,068
Gains on Sales of Securities	3,031	10,234	17,380	10,562
Loss on Prepayments of Borrowings	(916)	—	(3,070)	—
Credit Card Income, Net	1,057	941	4,079	3,656
Insurance Commissions, Net	1,501	728	6,686	3,733
Retail Investment Services	1,123	500	4,621	2,370
Other	3,327	2,709	10,937	9,486

Total Noninterest Income	22,994	19,561	97,031	65,060

Noninterest Expense:
Salaries and Employee Benefits	27,405	22,662	110,009	88,073
Net Occupancy Expense	5,603	4,980	23,256	19,526
Data Processing	2,404	2,926	9,384	11,476
Amortization of Intangibles	755	348	2,748	1,279
Other Real Estate Owned, Net	10	(17)	(129)	(293)
Conversion and Restructuring Charges	2,169	—	8,969	—
Other	9,731	8,956	37,134	31,483

Total Noninterest Expense	48,077	39,855	191,371	151,544

Income Before Income Taxes	30,246	27,560	116,548	97,800
Income Tax Expense	10,528	9,764	41,749	34,155

Net Income	$19,718	$17,796	$74,799	$63,645

Earnings Per Share, Basic	$0.54	$0.56	$2.09	$1.98
Earnings Per Share, Diluted	0.53	0.55	2.07	1.96
Dividends Per Share	0.20	0.20	0.80	0.79

Return on Average Equity	13.66%	17.09%	13.90%	16.12%
Return on Average Assets	1.31%	1.45%	1.29%	1.40%
Net Yield on Earning Assets	4.14%	4.38%	4.12%	4.53%

Efficiency Ratio	59.58%	59.20%	60.48%	58.56%

CHITTENDEN CORPORATION

SELECTED QUARTERLY FINANCIAL DATA

(Unaudited)

	12/31/03	9/30/03	6/30/03	3/31/03	12/31/02
Selected Financial Ratios
Return on Average Equity	13.66%	14.19%	13.34%	14.53%	17.08%
Return on Average Assets	1.31%	1.32%	1.26%	1.29%	1.45%
Net Yield on Earning Assets	4.14%	3.98%	4.14%	4.22%	4.38%

Tier 1 Capital Ratio	10.08%	9.72%	9.28%	9.22%	12.25%
Total Capital Ratio	11.33%	10.97%	10.53%	10.47%	13.50%
Leverage Ratio	7.79%	7.49%	7.22%	8.10%	9.28%
Tangible Capital Ratio	6.02%	5.78%	5.65%	5.51%	7.30%
Efficiency Ratio	59.58%	59.87%	60.70%	60.39%	59.20%

Common Share Data
Weighted Average Common Shares Outstanding	36,583,054	36,509,450	36,475,443	33,493,106	31,939,820
Weighted Average Common and Common Equivalent Shares Outstanding	37,112,500	36,856,558	36,764,758	33,799,406	32,259,266

Book Value per Share	$15.82	$15.72	$15.55	$15.14	$13.11
Tangible Book Value per Share	$9.29	$9.15	$8.98	$8.72	$11.09
Common Shares Outstanding	36,636,550	36,522,940	36,496,930	36,420,367	31,939,470

Credit Quality Data ($ in thousands)
Nonperforming Assets (including OREO)	$14,430	$18,011	$17,970	$14,981	$14,960
90 days past due and still accruing	4,029	3,021	1,921	3,106	2,953

Total	$18,459	$21,032	$19,891	$18,087	$17,913
Nonperforming Assets to Loans Plus OREO	0.39%	0.49%	0.50%	0.41%	0.50%
Allowance to Loans	1.54%	1.61%	1.60%	1.56%	1.62%
Allowance to Nonperforming Loans (excluding OREO)	400.99%	329.48%	321.01%	379.48%	325.64%
Gross Charge-offs	$4,176	$1,239	$2,373	$2,250	$2,992
Gross Recoveries	1,444	769	1,206	774	752

Net Charge-offs	$2,732	$470	$1,167	$1,476	$2,240

Net Charge-offs to Average Loans	0.08%	0.01%	0.03%	0.04%	0.07%

QTD Average Balance Sheet Data ($ in thousands)
Securities	$1,647,313	$1,670,644	$1,704,434	$1,580,098	$1,457,010
Loans, Net	3,697,490	3,693,594	3,638,769	3,236,735	3,007,081
Earning Assets	5,446,055	5,496,829	5,456,572	4,879,771	4,588,801
Total Assets	5,959,994	5,974,552	5,943,041	5,224,669	4,869,802
Deposits	5,033,498	4,941,066	4,797,953	4,278,877	4,088,425
Borrowings	298,478	409,621	512,230	406,182	296,409
Stockholders’ Equity	572,508	555,567	560,209	463,149	413,449